Exhibit 99.1
REPROS PROVIDES UPDATE FOR REGULATORY PROGRAM ASSOCIATED
WITH ANDROXAL DEVELOPMENT
The Woodlands, TX, August 27, 2007 — Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced that a Type C meeting has been scheduled with the FDA for October 15, 2007. The purpose of the meeting is to discuss clinical endpoints for future clinical trials of Repros’ drug, Androxal, in the treatment of secondary hypogonadism.
About Repros Therapeutics Inc.
Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex®, the Company’s lead compound, is a selective blocker of the progesterone receptor which is being developed as an oral treatment for both uterine fibroids and endometriosis. Uterine fibroids affect numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Endometriosis is a condition that affects approximately 5.5 million women in the U.S. and Canada.
Repros recently completed a three-month U.S. Phase 2 clinical trial of Proellex® for the treatment of symptoms associated with uterine fibroids and patients from this study have been enrolled into a one-year open-label safety study. We intend to initiate a pivotal Phase 3 study by year end 2007 and anticipate a potential NDA filing for this indication at the end of 2008. Repros also recently completed a Proellex® six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, and intends to initiate a U.S. Phase 2 study in the third quarter of 2007 for this indication.
Androxal™, the Company’s other product candidate in late clinical development, is designed to restore normal testosterone production by the testes in patients suffering from secondary hypogonadism. According to the Urology Channel, recent estimates show that approximately 13 million men in the United States experience testosterone deficiency. Repros recently completed an Androxal non-pivotal six-month U.S. Phase 3 clinical trial and is enrolling patients from this trial into a one-year open-label safety study. We intend to initiate our first U.S. pivotal Phase 3 clinical trial in the fourth quarter of 2007.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, Repros’ ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447